Exhibit 23.1

The accompanying financial statements give effect to a 19.5 -for- 1 split of the common stock of Installed Building Products, Inc., which will take place prior to the effective date of the registration statement. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 19.5 -for - 1 split of the common stock of Installed Building Products, Inc. described in the last paragraph of Note 15 to the financial statements and assuming that from June 30, 2013 to the date of such completion no other material events have occurred that would affect the accompanying financial statements or disclosures therein except as described in Note 15.

/s/ Deloitte & Touche LLP

Columbus, Ohio

January 31, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-193247 of our report dated December 9, 2013 (February     , 2014 as to the effect of the common and preferred stock authorization and common stock split discussed in Note 15) as of June 30, 2013 and December 31, 2012 and for the six month period ended June 30, 2013 and the year ended December 31, 2012 appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings “Experts” in the prospectus.

Columbus, OH